99.77B - Accountant Letter

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees Presidentialsm Protected Profile Funds

We have audited the accompanying statements of net assets of the Presidentialsm Protected Profile 2010 Fund, Presidentialsm Protected Profile 2020 Fund, Presidentialsm Protected Profile 2030 Fund, Presidentialsm Protected Profile 2040 Fund and Presidentialsm Protected Profile 2050 Fund (five of the series constituting Lincoln Advisors Trust) (the Funds) as of September 30, 2012, and the related statements of operations, statements of changes in net assets and financial highlights for the period November 2, 2011 (commencement of operations) to September 30, 2012. These financial statements and financial highlights are the responsibility of the Funds' management. Our responsibility is to express an opinion on these fmancial statements and fmancial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and fmancial highlights are free of material misstatement. We were not engaged to perform an audit of the Funds' internal control over financial reporting. Our audit included consideration of internal control over fmancial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall fmancial statement presentation. Our procedures included confirmation of securities owned as of September 30, 2012, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the fmancial statements and financial highlights referred to above present fairly, in all material respects, the financial positions of the Presidentialsm Protected Profile 2010 Fund, Presidentialsm Protected Profile 2020 Fund, Presidentialsm Protected Profile 2030 Fund, Presidentialsm Protected Profile 2040 Fund and Presidentialsm Protected Profile 2050 Fund of Lincoln Advisors Trust at September 30, 2012, and the results of their operations, the changes in their net assets and their fmancial highlights for the period November 2, 2011 (commencement of operations) to September 30, 2012, in conformity with U.S. generally accepted accounting principles.

ERNST &YOUNG, LLP

November 21, 2012 Philadelphia, Pennsylvania